EXHIBIT 15.1


August 20, 2002


Shareholders and Board of Directors of SYSCO Corporation:

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-_____) of SYSCO International for the registration of $200,000,000 6.10% Notes of our report dated May 13, 2002 relating to the unaudited consolidated interim financial statements of SYSCO Corporation that are included in its Form 10-Q for the quarter ended March 30, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statement prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.

Very truly yours,

/s/ ERNST & YOUNG
ERNST & YOUNG

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